Exhibit 1

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT to the Rights Agreement (as defined below) is entered into as of June 5, 2002 between AGL Resources Inc., a Georgia corporation (the "Company), and EquiServe Trust Company, N.A., a national banking association ("Equiserve"). Capitalized terms used herein and not defined have the meanings ascribed to them in the Rights Agreement.

WHEREAS, American Century Investment Management, Inc. ("American Century") and J.P. Morgan Chase & Co.'s investment management business, including JP Morgan Investment Management, Inc, JP Morgan Fleming Asset Mgt. (USA), Inc., Robert Fleming Inc. and JP Morgan Chase Bank (collectively "J.P. Morgan") have been long standing shareholders of the Company and currently own approximately 9.8% of the Common Stock of the Company ("Common Stock"), respectively;

WHEREAS, American Century and J.P. Morgan have expressed their desire to acquire additional shares of the Common Stock of the Company which may result in their respective Beneficial Ownership of Common Stock equaling or exceeding 10% of the outstanding Common Stock of the Company;

WHEREAS, the Company and Equiserve are parties to the Rights Agreement dated as of March 6, 1996, as amended by the First Amendment to Rights Agreement dated as of June 1, 1999 (the "Rights Agreement");

WHEREAS, pursuant to the Rights Agreement, any Person which is the Beneficial Owner of 10% or more of the Common Stock will be deemed an Acquiring Person thereunder;

WHEREAS, for purposes of determining Beneficial Ownership under the Rights Agreement, a Person's share ownership is aggregated with the share ownership of such Person's Affiliates and Associates

WHEREAS, J.P. Morgan and American Century may be deemed to be Affiliates or Associates of one another for purposes of the Rights Agreement;

WHEREAS, the Company has determined that it is in the best interest of the Company to amend the Rights Agreement so that the Beneficial Ownership of American Century and J.P. Morgan will not be aggregated for purposes of the Rights Agreement;

WHEREAS, the Company may in its sole and absolute discretion for so long as the Rights are redeemable amend the Rights Agreement;

WHEREAS, as of the date hereof, the Rights are redeemable;

WHEREAS, the Company has delivered to the Rights Agent a certificate satisfying the requirements of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Rights Agreement hereby is amended as follows:

1. Section 1 of the Rights Agreement is hereby amended by adding the following to the end of subsection (c):

"Notwithstanding anything in this Agreement to the contrary, for purposes of this Agreement, American Century Investment Management, Inc., on the one hand, and collectively, JP Morgan Chase & Co., JP Morgan Investment Management, Inc, JP Morgan Fleming Asset Mgt. (USA), Inc., Robert Fleming Inc. and JP Morgan Chase Bank, on the other hand, shall not be considered Affiliates or Associates of one another."

2. Section 2 of the Rights Agreement is hereby amended by adding the following to the end of the last sentence in Section 2:

", upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event be liable for, the acts or omissions of any such co-Rights Agent."

3. Section 21 of the Rights Agreement is hereby amended by adding the following after the first sentence:

"In the event the Transfer Agency and Services Agreement terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company or, at the Company's request and expense, the notice will be sent by the Rights Agent."

4. All other applicable provisions of the Rights Agreement shall be interpreted consistent with the operative provisions of this Second Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Rights Agreement to be duly executed as of the 5th day of June, 2002.

AGL RESOURCES INC.

Attest:

/s/ Melanie Platt	By: /s/ Richard T. O'Brien
Corporate Secretary	Executive Vice President and Chief Financial Officer

[Corporate Seal]

EQUISERVE TRUST COMPANY, N.A.

Attest:

/s/	By: /s/
Managing Director	Director